EXHIBIT 12.1

                               CINERGY CORP.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                             12 Months Ended December 31
                                            -----------------------------------------------------------------
                                              1998           1997          1996          1995          1994
                                            ----------      --------      --------      --------     --------
                                                              (Thousands, except ratios)

Earnings Available
  Net Income                                  $260,968      $362,638      $334,797      $347,182     $191,142
  Plus:
      Preferred Dividend Requirements            6,517        12,569        23,180        30,853       35,559
      Income Taxes                             117,187       213,000       198,736       214,071      141,572
      Interest on Long-term Debt               183,849       181,772       190,617       213,911      219,248
      Other Interest                            67,219        59,947        31,169        20,826       20,370
      Interest Component of Rents (a)           10,760        10,482         9,494        10,039       10,552
                                            ==========      ========      ========      ========     ========
         Total Available                      $646,500      $840,408      $787,993      $836,882     $618,443
                                            ==========      ========      ========      ========     ========

Fixed Charges
  Interest Charges                            $251,068      $241,719      $221,786      $234,737     $239,618
  Interest Component of Rents (a)               10,760        10,482         9,494        10,039       10,552
                                            ==========      ========      ========      ========     ========
      Total Fixed Charges                     $261,828      $252,201      $231,280      $244,776     $250,170
                                            ==========      ========      ========      ========     ========

Ratio of Earnings to Fixed Charges                2.47          3.33          3.41          3.42         2.47
                                            ==========      ========      ========      ========     ========


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(a)    Estimated interest component of rentals (1/3 of rentals was used where no readily defined interest element could be determined).